CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         THE ESTEE LAUDER COMPANIES INC.

                              --------------------




         The Estee Lauder Companies Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: The first sentence of Section 4.1 of Article IV of the Restated Certificate of Incorporation of said corporation is hereby deleted in its entirety and replaced with the following: "The total number of shares of stock that the Corporation shall have authority to issue is nine hundred thirteen million six hundred thousand (913,600,000) shares, consisting of (a) six hundred fifty million (650,000,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"); (b) two hundred forty million (240,000,000) shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"); (c) twenty million (20,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided; and (d) three million six hundred thousand (3,600,000) shares of $6.50 Cumulative Redeemable Preferred Stock, par value $.01 per share (the "$6.50 Cumulative Redeemable Preferred Stock")."

         SECOND: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said The Estee Lauder Companies Inc. has caused this certificate to be signed by Paul E. Konney, its Senior Vice President, General Counsel and Secretary, this 10th day of November, 1999.

                             THE ESTEE LAUDER COMPANIES INC.



                             By:    ______________________________
                             Name:  Paul E. Konney
                             Title: Senior Vice President, General
                                    Counsel and Secretary